UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

[] Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MAXIM SERIES FUND, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Maxim Series Fund, Inc.
Outbound Call Script

Good (morning, afternoon, evening,) My name is (Full Name).

May I please speak with Mr./Mrs. (full name)?

I am calling on behalf of a current investment with the Maxim Series Fund.

Recently we sent you proxy materials for the upcoming Special Meeting of Shareholders scheduled for December 10th and have not received your proxy.  The Fund’s Board of Directors is recommending that you vote in favor of the proposals.  For your convenience, may I take your vote now over the phone?

If “Yes” or positive response:

Would you like to vote along with the Board’s recommendations?

Would you like to vote all of your accounts accordingly?

(Record all votes as shareholder requests.)

*Confirmation –I am recording your (in favor/against/abstain) vote on a recorded line.
 For confirmation purposes:
• I am a proxy voting specialist acting on behalf of the Maxim Series Fund.
• Today's date is (date) and the time is (time).
• Please state your full name. (pause for response)
• Please verify your full mailing address (street, city, state, zip code).  (pause for response)
• (If Shareholder is not an individual) Please verify the company's full mailing address (street, cite, state, zip code).  (pause for response)
• (If Shareholder is not an individual) Please confirm that you have authority to vote on behalf of [name of shareholder].

For Favorable Vote:

Mr./Ms. ___________, I have recorded your vote as follows, for all of your Maxim accounts you are voting the Board's recommendations in favor of each proposal (or specified proposals) as set forth in the proxy materials you received, is that correct?  (pause for response)

For Non-Favorable Vote:

Mr./Ms. ___________, I have recorded your vote as follows, for all of your Maxim accounts you are voting against each proposal (or specified proposals) as set forth in the proxy materials you received, is that correct?  (pause for response)

For Absentions:
Mr./Ms. ___________, I have recorded your vote as follows, for all of your Maxim accounts you are abstaining on each proposal (or specified proposals) as set forth in the proxy materials you received, is that correct?  (pause for response)

Thank you.  You will receive written confirmation of your voting instructions within 3 to 5 business days.  Once you receive your confirmation, if you have any questions or changes, feel free to contact us at the toll free number listed on the confirmation.  Mr./Ms. ___________, your vote is important and your time is greatly appreciated.  Thank you and have a good (insert appropriate closing).

Rebuttals

If not received:

I can resend the materials to you.  Due to time constraints, however, we are e-mailing proxy materials to ensure delivery before the meeting date.  Do you have an email that these materials can be sent to?  (If yes, type the email address in the notes and read it back phonetically to the shareholder.)

Thank you.  You should receive the materials shortly.  The materials will inform you of the proposals being acted upon at the meeting and the methods available to you to cast your vote, one of which is to call us back at the toll free number listed in the materials.  Thank you again, and have a wonderful day/evening.

If shareholder asks what we mean by “all accounts accordingly”

“This means would you like to vote all of your accounts with (name of investment) ________.” (In favor, against, or abstaining)

If shareholder asks how many accounts he has.

“Currently my system shows ____ accounts, but depending on how the account is registered, additional accounts may not be grouped with your main account.”

If Shares were sold after Record Date.
Since you were a shareholder on the date of record, which was October 10, 2010, you are still entitled to cast your vote.  If you would like, I can go over the proxy materials with you now and assist you in placing your vote.

If Unsure of Voting.
Would you like me to review the proposals with you?  (Answer all the shareholders’ questions and ask them if they wish to vote over the phone.  If they agree, return to the authorized voting section.)

If Not Interested.
I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please review the proxy materials carefully, and fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.